Exhibit 99.1

For Immediate Release

Contact George Rapp

609.454.0718

grapp@thebankofprinceton.com

Princeton Bancorp Announces

First Quarter 2023 Results

Princeton, NJ, April 20, 2023 / PRNewswire / - Princeton Bancorp, Inc. (the “Company”) (NASDAQ—BPRN), the bank holding company for The Bank of Princeton (the “Bank”), today reported its unaudited financial condition and results of operations at and for the quarter ended March 31, 2023. The Company reported net income of $6.1 million, or $0.95 per diluted common share, for the first quarter of 2023, compared to net income of $7.2 million, or $1.13 per diluted common share, for the fourth quarter of 2022, and net income of $6.0 million, or $0.91 per diluted common share, for the first quarter of 2022. The decrease in net income for the first quarter of 2023, when compared to the fourth quarter of 2022, was primarily due to a decrease of $1.6 million in net interest income and a $101 thousand increase in non-interest expenses, partially offset by a $377 thousand increase in non-interest income and a $300 thousand decrease in income tax expense. Although net income for the first quarter of 2023 was only slightly higher than the net income for same period in 2022, net interest income was $807 thousand above the first quarter of 2022 and non-interest income was also higher by $328 thousand. Increases of $504 thousand in non-interest expense and $265 thousand in the provision for credit losses almost entirely offset the increases in income from the first quarter of 2022 to the same period in 2023.

Highlights for the three-month period ended March 31, 2023 are as follows:

•	The Bank formed a holding company, Princeton Bancorp, Inc., effective January 10, 2023.

•	The Company realized a 5.2% annualized growth rate in its loan portfolio during the first quarter of 2023.

•	Diluted earnings per share for the first quarter of 2023 was $0.95 or $0.04 higher compared to the same period in 2022.

•	The Bank improved its net interest margin by 50 basis points for the first quarter of 2023 compared to the first quarter of 2022.

President/CEO Edward Dietzler noted that, “Today we are announcing another strong earnings performance for Princeton Bancorp. For the quarter we realized $6.1 million with an annualized ROA of 1.56%. The Bank’s long-standing commitment to risk management and conservative balance sheet has the Bank well positioned for the future.”

Balance Sheet Review

Total assets were $1.59 billion at March 31, 2023, a decrease of $16.5 million, or 1.0% when compared to $1.60 billion at the end of 2022. The primary reason for the decrease in total assets was a decrease in cash and cash equivalents of approximately $35.3 million, partially offset by an increase of $18.2 million in net loans. The increase in net loans consisted of a $25.2 million increase in construction loans and a $2.1 million increase in commercial and industrial loans, partially offset by a decrease of $9.1 million in commercial real estate loans.

Total deposits at March 31, 2023 decreased $55.6 million, or 4.1%, when compared to December 31, 2022. When comparing deposit products between the two periods, non-interest-bearing demand deposits decreased $46.4 million, interest-bearing demand deposits decreased $24.8 million, money market deposits decreased $19.8 million and savings deposits decreased $17.2 million. Partially offsetting these decreases was an increase in certificates of deposit of $52.5 million. In addition, borrowings increased $34.5 million from $10.0 million at December 31, 2022 to $44.5 million at March 31, 2023.

Total stockholders’ equity at March 31, 2023 increased $5.7 million or 2.6% when compared to the end of 2022. The increase was primarily due to the $3.9 million increase in retained earnings, consisting of $6.1 million in income less $1.9 million of cash dividends recorded during the period, and a $1.2 million reduction in the accumulated other comprehensive loss on the available-for-sale investment portfolio. The ratio of equity to total assets at March 31, 2023 and at December 31, 2022, was 14.2% and 13.7%, respectively.

Asset Quality

At March 31, 2023, non-performing assets totaled $6.5 million, an increase of $6.2 million, when compared to the amount at December 31, 2022. This increase was due to the delinquency of a $6.2 million commercial real estate loan. The loan is sufficiently secured by a mixed-use property comprising two buildings each with retail units and residential apartments. The property is located in New York City.

Upon the adoption of the Current Expected Credit Losses (“CECL”) method of calculating the allowance for credit losses effective January 1, 2023, performing troubled debt restructurings (“TDRs”) are no longer reported for the current period. At December 31, 2022 there were three loans classified as TDR loans totaling $5.9 million and each of these loans was performing in accordance with the agreed-upon terms.

Review of Quarterly Financial Results

Net interest income was $16.7 million for the first quarter of 2023, compared to $18.2 million for the fourth quarter of 2022 and $15.9 million for the first quarter of 2022. The decrease from the previous quarter was the result of an increase in interest expense of $1.7 million, or 78.6%, partially offset by an increase in interest income of $154 thousand. The net interest margin for the first quarter 2023 was 4.59%, decreasing 23 basis points when compared to the fourth quarter of 2022. This decrease was primarily associated with an increase of 54 basis points in the cost of funds associated with rising interest rates. When comparing the three-month periods ended March 31, 2023 and 2022, net interest income increased $807 thousand, which was primarily due to an increase of 126 basis points in the yield earned on interest-earning assets, partially offset by an increase of 84 basis points in the cost of funds.

The Bank recorded a provision for credit losses of $265 thousand during the three months ended March 31, 2023 and $200 thousand during the fourth quarter of 2022. The Bank recorded no provision for the three months ended March 31, 2022. Net recoveries for the three-month periods ended March 31, 2023 and 2022 were $3 thousand and $34 thousand, respectively. Net charge-offs for the three months ended December 31, 2022 were $406 thousand. Upon adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $284 thousand, a reduction to the allowance for credit losses of $301 thousand and an increase in the reserve for unfunded liabilities of $695 thousand. During the first quarter of 2023, the Bank recorded a provision for credit losses of $265 thousand and increased the reserve for unfunded liabilities in the amount of $79 thousand. The coverage ratio of allowance for credit losses to period end loans was 1.19% at March 31, 2023, compared to 1.20% at December 31, 2022.

Total non-interest income of $1.4 million for the first quarter of 2023 increased $377 thousand and $328 thousand, or by 37.8% and 31.4%, when compared to the fourth quarter of 2022 and the quarter ended March 31, 2022, respectively. The increase over the prior quarter was primarily due to a $241 thousand increase in valuation of an SBIC investment and a $115 thousand increase in loan fees. The increase over the first quarter of 2022 period was primarily due to a $256 thousand increase in loan fees and a $91 thousand increase in other non-interest income.

Total non-interest expense for the first quarter of 2023 increased $504 thousand, or 5.4%, when compared to the same period in 2022. This increase was primarily due to a $498 thousand increase in salaries and benefits expenses and a $265 thousand increase in data processing and communications expenses, partially offset by decreases in occupancy and equipment expenses of $137 thousand, professional fees of $96 thousand and federal deposit insurance expense of $74 thousand. When comparing the quarter ended March 31, 2023 to the immediately preceding quarter, non-interest expense increased $101 thousand, or 1.0%, primarily due to increases in salaries and employee benefits costs and other non-interest expenses, partially offset by decreases in professional fees, occupancy and equipment expenses and data processing and communications expenses.

For the three-month period ended March 31, 2023, the Bank recorded an income tax expense of $1.9 million, resulting in an effective tax rate of 23.8%, compared to an income tax expense of $2.2 million resulting in an effective tax rate of 23.5% for the three-month period ended December 31, 2022, and compared to an income tax expense of $1.6 million resulting in an effective tax rate of 21.1% for the three-month period ended March 31, 2022.

About Princeton Bancorp, Inc. and The Bank of Princeton

Princeton Bancorp, Inc. is the holding company for The Bank of Princeton, a community bank founded in 2007. The Bank is a New Jersey state-chartered commercial bank with 19 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Hamilton, Lakewood, Lambertville, Lawrenceville, Monroe, New Brunswick, Pennington, Piscataway, Princeton Junction, Quakerbridge and Sicklerville. There are also four branches in the Philadelphia, Pennsylvania area. The Bank of Princeton is a member of the Federal Deposit Insurance Corporation (“FDIC”).

On October 19, 2022, the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Noah Bank, a Pennsylvania-chartered bank (“Noah”). Pursuant to the terms and conditions set forth in the Merger Agreement, Noah will merge with and into the Bank. The Company has received the requisite approvals of the Merger Agreement from the Federal Deposit Insurance Corporation, and the Pennsylvania and New Jersey state bank regulators. The Company anticipates that the Merger will close in the second quarter of 2023.

Forward-Looking Statements

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company (including this press release), which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the extent of the adverse impact of the current global coronavirus outbreak on our customers, prospects and business, including related supply chain shortage of goods, as well as the impact of any future pandemics or other natural disasters; civil unrest, rioting, acts or threats of terrorism, or actions taken by the local, state and Federal governments in response to such events, which could impact business and economic conditions in our market area, the strength of the United States economy in general and the strength of the local economies in which the Company and the Bank conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; market volatility; the value of the Bank’s products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; credit risk associated with the Bank’s lending activities; risks relating to the real estate market and the Bank’s real estate collateral; the impact of changes in applicable laws and regulations and requirements arising out of our supervision by banking regulators; other regulatory requirements applicable to the Company and the Bank; and the timing and nature of the regulatory response to any applications filed by the Company and the Bank; technological changes; acquisitions including the Company’s pending acquisition of Noah; ability to meet other closing conditions to that acquisition; delay in closing the acquisition; difficulties and delays in integrating the businesses of Noah and the Bank or fully realizing cost savings and other benefits; changes in consumer spending and saving habits; those risks set forth in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as required by applicable law or regulation.

Princeton Bancorp, Inc.

Consolidated Statements of Financial Condition

(Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,	March 31, 2023 vs December 31, 2022		March 31, 2023 vs March 31, 2022
	2023	2022	2022	$ Change	% Change	$ Change	% Change
ASSETS
Cash and cash equivalents	$18,024	$53,351	$94,030	$(35,327)	(66.22)%	$(76,006)	(80.83)%
Securities available-for-sale taxable	42,228	42,061	50,409	167	0.40	(8,181)	(16.23)
Securities available-for-sale tax-exempt	42,284	41,341	46,058	943	2.28	(3,774)	(8.19)
Securities held-to-maturity	199	201	206	(2)	(1.00)	(7)	(3.40)
Loans receivable, net of deferred loan fees	1,388,575	1,370,368	1,395,155	18,207	1.33	(6,580)	(0.47)
Allowance for credit losses	(16,507)	(16,461)	(16,654)	(46)	0.28	147	(0.88)
Goodwill	8,853	8,853	8,853	—	—	—	—
Core deposit intangible	1,690	1,825	2,238	(135)	(7.40)	(548)	(24.49)
Other assets	99,974	100,240	97,654	(266)	(0.27)	2,320	2.38

TOTAL ASSETS	$1,585,320	$1,601,779	$1,677,949	$(16,459)	(1.03)%	$(92,629)	(5.52)%

LIABILITIES
Non-interest checking	$218,709	$265,078	$273,679	$(46,369)	(17.49)%	$(54,970)	(20.09)%
Interest checking	244,889	269,737	269,072	(24,848)	(9.21)	(24,183)	(8.99)
Savings	173,502	190,686	238,224	(17,184)	(9.01)	(64,722)	(27.17)
Money market	263,874	283,652	382,477	(19,778)	(6.97)	(118,603)	(31.01)
Time deposits over $250,000	88,378	76,150	26,493	12,228	16.06	61,885	233.59
Other time deposits	302,748	262,427	251,600	40,321	15.36	51,148	20.33

Total deposits	1,292,100	1,347,730	1,441,545	(55,630)	(4.13)	(149,445)	(10.37)
Borrowings	44,500	10,000	—	34,500	345.00	44,500	N/A
Other liabilities	23,447	24,448	23,164	(1,001)	(4.09)	283	1.22

TOTAL LIABILITIES	1,360,047	1,382,178	1,464,709	(22,131)	(1.60)	(104,662)	(7.15)

STOCKHOLDERS’ EQUITY
Common stock [1,2]	—	34,547	34,181	(34,547)	(100.00)	(34,181)	(100.00)
Paid-in capital [2]	96,880	81,291	80,576	15,589	19.18	16,304	20.23
Treasury stock [2]	—	(19,452)	(13,647)	19,452	(100.00)	13,647	(100.00)
Retained earnings	135,425	131,488	115,813	3,937	2.99	19,612	16.93
Accumulated other comprehensive income (loss)	(7,032)	(8,273)	(3,683)	1,241	(15.00)	(3,349)	90.93

TOTAL STOCKHOLDERS’ EQUITY	225,273	219,601	213,240	5,672	2.58	12,033	5.64

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,585,320	$1,601,779	$1,677,949	$(16,459)	(1.03)%	$(92,629)	(5.52)%

Book value per common share	$35.98	$35.16	$33.49	$0.82	2.33%	$2.49	7.44%
Tangible book value per common share [3]	$34.29	$33.45	$31.75	$0.84	2.51%	$2.54	8.00%

[1]	The common stock of Princeton Bancorp, Inc. has no par value. The par value of the common stock of the Bank was $5.00 per share.
[2]	The balances of common stock and treasury stock were reclassified to paid-in capital effective January 10, 2023, upon formation of Princeton Bancorp, Inc.
[3]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.

Princeton Bancorp, Inc.

Loan and Deposit Tables

(Unaudited)

The components of loans receivable, net at March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023	December 31, 2022

	(In thousands)
Commercial real estate	$864,497	$873,573
Commercial and industrial	30,916	28,859
Construction	442,693	417,538
Residential first-lien mortgages	42,566	43,125
Home equity / consumer	7,535	7,260
PPP I (SBA loans)	1,239	1,307
PPP II (SBA loans)	1,077	1,162

Total loans	1,390,523	1,372,824
Deferred fees and costs	(1,948)	(2,456)
Allowance for credit losses	(16,507)	(16,461)

Loans, net	$1,372,068	$1,353,907

The components of deposits at March 31, 2023 and December 31, 2022 were as follows:

	March 31, 2023	December 31, 2022

	(In thousands)
Demand, non-interest-bearing	$218,709	$265,078
Demand, interest-bearing	244,889	269,737
Savings	173,502	190,686
Money market	263,874	283,652
Time deposits	391,126	338,577

Total deposits	$1,292,100	$1,347,730

Princeton Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share data)

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Interest and dividend income
Loans and fees	$19,894	$16,492	$3,402	20.6%
Available-for-sale debt securities:
Taxable	278	223	55	24.7%
Tax-exempt	284	303	(19)	-6.3%
Held-to-maturity debt securities	3	3	0	0.0%
Other interest and dividend income	153	57	96	168.4%

Total interest and dividends	20,612	17,078	3,534	20.7%

Interest expense
Deposits	3,865	1,224	2,641	215.8%
Borrowing	86	—	86	N/A

Total interest expense	3,951	1,224	2,727	222.8%

Net interest income	16,661	15,854	807	5.1%
Provision for credit losses	265	—	265	N/A

Net interest income after provision for credit losses	16,396	15,854	542	3.4%

Non-interest income
Income from bank-owned life insurance	290	282	8	2.8%
Fees and service charges	448	475	(27)	-5.7%
Loan fees, including prepayment penalties	351	95	256	269.5%
Other	285	194	91	46.9%

Total non-interest income	1,374	1,046	328	31.4%

Non-interest expense
Salaries and employee benefits	5,399	4,901	498	10.2%
Occupancy and equipment	1,341	1,478	(137)	-9.3%
Professional fees	465	561	(96)	-17.1%
Data processing and communications	1,300	1,035	265	25.6%
Federal deposit insurance	190	264	(74)	-28.0%
Advertising and promotion	110	119	(9)	-7.6%
Office expense	97	54	43	79.6%
Other real estate owned expense	—	9	(9)	-100.0%
Core deposit intangible	135	154	(19)	-12.3%
Other	735	693	42	6.1%

Total non-interest expense	9,772	9,268	504	5.4%

Income before income tax expense	7,998	7,632	366	4.8%
Income tax expense	1,901	1,611	290	18.0%

Net income	$6,097	$6,021	76	1.3%

Net income per common share - basic	$0.97	$0.93	$0.04	4.8%
Net income per common share - diluted	$0.95	$0.91	$0.04	4.9%
Weighted average shares outstanding - basic	6,257	6,465	(208)	-3.2%
Weighted average shares outstanding - diluted	6,386	6,614	(228)	-3.5%

Princeton Bancorp, Inc.

Consolidated Statements of Income (Current Quarter vs Prior Quarter)

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2023	December 31, 2022	$ Change	% Change
Interest and dividend income
Loans and fees	$19,894	$19,400	$494	2.5%
Available-for-sale debt securities:
Taxable	278	288	(10)	-3.5%
Tax-exempt	284	285	(1)	-0.4%
Held-to-maturity debt securities	3	3	0	0.0%
Other interest and dividend income	153	482	(329)	-68.3%

Total interest and dividends	20,612	20,458	154	0.8%

Interest expense
Deposits	3,865	2,210	1,655	74.9%
Borrowing	86	2	84	4200.0%

Total interest expense	3,951	2,212	1,739	78.6%

Net interest income	16,661	18,246	(1,585)	-8.7%
Provision for credit losses	265	200	65	32.5%

Net interest income after provision for credit losses	16,396	18,046	(1,650)	-9.1%

Non-interest income
Income from bank-owned life insurance	290	286	4	1.4%
Fees and service charges	448	411	37	9.0%
Loan fees, including prepayment penalties	351	236	115	48.7%
Other	285	64	221	345.3%

Total non-interest income	1,374	997	377	37.8%

Non-interest expense
Salaries and employee benefits	5,399	5,204	195	3.7%
Occupancy and equipment	1,341	1,413	(72)	-5.1%
Professional fees	465	541	(76)	-14.0%
Data processing and communications	1,300	1,354	(54)	-4.0%
Federal deposit insurance	190	222	(32)	-14.4%
Advertising and promotion	110	105	5	4.8%
Office expense	97	71	26	36.6%
Other real estate owned expense	—	(6)	6	-100.0%
Core deposit intangible	135	135	0	0.0%
Other	735	632	103	16.3%

Total non-interest expense	9,772	9,671	101	1.0%

Income before income tax expense	7,998	9,372	(1,374)	-14.7%
Income tax expense	1,901	2,201	(300)	-13.6%

Net income	$6,097	$7,171	$(1,074)	-15.0%

Net income per common share - basic	$0.97	$1.14	$(0.17)	-14.5%
Net income per common share - diluted	$0.95	$1.13	$(0.18)	-15.5%
Weighted average shares outstanding - basic	6,257	6,246	11	0.2%
Weighted average shares outstanding - diluted	6,386	6,371	15	0.2%

Princeton Bancorp, Inc.

Consolidated Average Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2023		2022
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	$ Change	% Change
Earning assets
Loans	$1,375,849	5.86%	$1,346,733	4.97%	$29,116	0.89%
Securities
Taxable available-for-sale	42,235	2.66%	52,221	1.73%	(9,986)	0.93%
Tax-exempt available-for-sale	41,634	2.77%	48,605	2.53%	(6,971)	0.24%
Held-to-maturity	200	5.36%	207	5.35%	(7)	0.01%

Securities	84,069	2.72%	101,033	2.12%	(16,964)	0.60%
Other interest earning assets
Federal funds sold	8,454	4.56%	119,581	0.01%	(111,127)	4.55%
Other interest-earning assets	5,001	4.77%	4,546	1.23%	455	3.54%

Other interest-earning assets	13,455	4.64%	124,127	0.19%	(110,672)	4.45%

Total interest-earning assets	1,473,373	5.67%	1,571,893	4.41%	(98,520)	1.26%
Total non-earning assets	109,354		108,280

Total assets	$1,582,727		$1,680,173

Interest-bearing liabilities
Checking	$264,507	0.84%	$257,978	0.25%	$6,529	0.59%
Savings	182,763	0.92%	232,136	0.24%	(49,373)	0.68%
Money market	268,814	1.75%	376,517	0.27%	(107,703)	1.48%
Certificates of deposit	364,470	1.94%	290,686	0.95%	73,784	0.99%

Total interest-bearing deposits	1,080,554	1.45%	1,157,317	0.43%	(76,763)	1.02%
Non-interest bearing deposits	242,814		285,298		(42,484)

Total deposits	1,323,368	1.18%	1,442,615	0.34%	(119,247)	0.84%
Borrowings	6,993	4.99%	—	0.00%	6,993	4.99%

Total interest-bearing liabilities (excluding non interest deposits)	1,087,547	1.47%	1,157,317	0.43%	(69,770)	1.04%
Non-interest-bearing deposits	242,814		285,298

Total cost of funds	1,330,361	1.18%	1,442,615	0.34%	(112,254)	0.84%
Accrued expenses and other liabilities	28,587		20,505
Stockholders’ equity	223,779		217,053

Total liabilities and stockholders’ equity	$1,582,727		$1,680,173

Net interest spread		4.20%		3.98%
Net interest margin		4.59%		4.09%
Net interest margin (FTE)[1]		4.66%		4.14%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

Princeton Bancorp, Inc.

Consolidated Average Statement of Financial Condition

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2023		December 31, 2022
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	$ Change	% Change
Earning assets
Loans	$1,375,849	5.86%	$1,375,191	5.60%	$658	0.27%
Securities
Taxable available-for-sale	42,235	2.66%	42,458	2.69%	(223)	-0.03%
Tax-exempt available-for-sale	41,634	2.77%	39,743	2.85%	1,891	-0.07%
Held-to-maturity	200	5.36%	202	5.24%	(2)	0.12%

Securities	84,069	2.72%	82,403	2.77%	1,666	-0.05%
Other interest earning assets
Federal funds sold	8,454	4.56%	44,410	4.09%	(35,956)	0.46%
Other interest-earning assets	5,001	4.77%	1,303	7.40%	3,698	-2.63%

Other interest-earning assets	13,455	4.64%	45,713	4.19%	(32,258)	0.45%

Total interest-earning assets	1,473,373	5.67%	1,503,307	5.40%	(29,934)	0.27%
Total non-earning assets	109,354		109,554

Total assets	$1,582,727		$1,612,861

Interest-bearing liabilities
Checking	$264,507	0.84%	$275,797	0.45%	$(11,290)	0.39%
Savings	182,763	0.92%	201,498	0.53%	(18,735)	0.40%
Money market	268,814	1.75%	294,246	0.91%	(25,432)	0.83%
Certificates of deposit	364,470	1.94%	316,689	1.19%	47,781	0.75%

Total interest-bearing deposits	1,080,554	1.45%	1,088,230	0.81%	(7,676)	0.65%
Non-interest bearing deposits	242,814		280,626		(37,812)

Total deposits	1,323,368	1.18%	1,368,856	0.64%	(45,487)	0.54%
Borrowings	6,993	4.99%	217	4.67%	6,776	0.32%

Total interest-bearing liabilities (excluding non interest deposits)	1,087,547	1.47%	1,088,447	0.81%	(900)	0.67%
Non-interest-bearing deposits	242,814		280,626

Total cost of funds	1,330,361	1.18%	1,369,073	0.64%	(38,712)	0.54%
Accrued expenses and other liabilities	28,587		28,215
Stockholders’ equity	223,779		215,573

Total liabilities and stockholders’ equity	$1,582,727		$1,612,861

Net interest spread		4.20%		4.59%
Net interest margin		4.59%		4.82%
Net interest margin (FTE)[1]		4.66%		4.89%

[1]	Includes federal and state tax effect of tax-exempt securities and loans.

Princeton Bancorp, Inc.

Quarterly Financial Highlights

(Unaudited)

	2023 March	2022 December	2022 September	2022 June	2022 March
Return on average assets	1.56%	1.76%	1.70%	1.52%	1.45%
Return on average equity	11.05%	13.20%	12.91%	11.90%	11.25%
Return on average tangible equity[1]	11.60%	13.89%	13.59%	12.54%	11.86%
Net interest margin	4.59%	4.82%	4.64%	4.19%	4.09%
Net interest margin (FTE)[2]	4.66%	4.89%	4.71%	4.24%	4.14%
Efficiency ratio - non-GAAP[3]	53.43%	49.56%	51.49%	53.36%	53.93%
COMMON STOCK DATA
Market value at period end	$31.72	$31.72	$28.35	$27.46	$28.85
Market range:
High	$37.18	$32.80	$29.95	$30.55	$32.05
Low	$31.18	$28.57	$27.16	$26.57	$28.67
Book value per common share at period end	$35.98	$35.16	$34.00	$33.74	$33.49
Tangible book value per common share at period end[4]	$34.29	$33.45	$32.27	$32.00	$31.75
Shares of common stock outstanding (in thousands)	6,262	6,245	6,251	6,263	6,366
CAPITAL RATIOS
Total capital (to risk-weighted assets)	15.43%	15.12%	14.71%	14.13%	14.16%
Tier 1 capital (to risk-weighted assets)	14.36%	14.06%	13.63%	13.08%	13.10%
Tier 1 capital (to average assets)	14.00%	13.47%	13.10%	12.46%	12.36%
Period-end equity to assets	14.21%	13.71%	13.26%	13.00%	12.71%
Period-end tangible equity to tangible assets	13.64%	13.13%	12.67%	12.42%	12.13%
CREDIT QUALITY DATA (Dollars in thousands)
Net charge-offs (recoveries)	$(3)	$406	$200	$(12)	$(34)
Annualized net charge-offs (recoveries) to average loans	-0.001%	0.118%	0.058%	-0.003%	-0.010%
Nonperforming loans (excluding TDRs)	$6,456	$266	$370	$402	$406
Other real estate owned	—	—	—	—	226
Troubled debt restructurings (TDRs)
-Performing [5]	—	5,882	5,943	6,001	6,066
-Non-performing	—	—	359	563	766

Total nonperforming assets and accruing TDRs	$6,456	$6,148	$6,672	$6,966	$7,464

Allowance for credit losses as a percent of:
Period-end loans	1.19%	1.20%	1.21%	1.19%	1.19%
Nonaccrual loans	255.68%	6188.35%	2286.15%	1727.05%	1420.99%
Nonperforming assets	255.68%	6188.35%	2286.15%	1727.05%	1191.27%
As a percent of total loans:
Nonaccrual loans	0.46%	0.02%	0.05%	0.07%	0.08%
Accruing TDRs [5]	0.00%	0.43%	0.43%	0.43%	0.43%
Nonaccrual loans and accruing TDRs [5]	0.46%	0.45%	0.48%	0.50%	0.52%

[1]	Return on average tangible equity is a non-GAAP measure that represents the rate of return on tangible common equity.
[2]	Includes the effect of tax-exempt securities and loans.
[3]	The efficiency ratio is a non-GAAP measure that represents the ratio of non-interest expense (excluding amortization of core deposit intangible) divided by net interest income and non-interest income.
[4]	Tangible book value per common share is a non-GAAP measure that represents book value per common share which excludes goodwill and core deposit intangible.
[5]	Performing TDRs are no longer reported upon adoption of the CECL method of calculating the allowance for credit losses